Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended April 30, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--May 25, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended April 30, 2011.

Significant items for the quarter include:

  Total revenues were $189.3 million, down 4.3% from the same period in the prior fiscal year, on a same store sales decline of 3.9%;
  Retail segment operating income was $4.9 million, or 3.1% of segment revenues, for the quarter, as compared to operating income of $5.4 million, or 3.3% of segment revenues, for the same quarter in the prior fiscal year. Improvement in the segment’s retail gross margin was offset by a 4.0% revenue decline and a 50 basis point increase in Selling, general and administrative expense as a percent of revenues;
  Credit segment income before income taxes was $1.7 million for the quarter, after two consecutive quarterly losses, as compared to income of $4.2 million for the same quarter in the prior fiscal year. Reduced interest earnings and higher borrowing costs were partially offset by lower Selling, general and administrative expenses; and
  Diluted earnings per share was $0.13 for the first quarter of fiscal 2012, as compared to diluted earnings per share of $0.26 for the same period in the prior fiscal year. As a result of the Company’s common stock rights offering during the fourth quarter of the prior fiscal year, diluted common shares outstanding increased by 41.4% during the first quarter, as compared to the year ago period.

The change in the retail segment’s total revenues was comprised of a product sales decrease of 3.2%, a repair service agreement commission decrease of 9.6% and service revenue decrease of 18.3%, as compared to the same quarter in the prior fiscal year. The decrease in sales during the quarter was driven largely by declines in the consumer electronics, appliance and home office categories and was partially offset by a 24.9% increase in furniture and mattresses sales. Repair service agreement commissions declined primarily due to lower product sales volume, and service revenues declined as the Company increased its use of third-party servicers to provide timely product repairs to its customers. The retail segment’s retail gross margin increased to 28.4% in the current year quarter, up from 28.1% in the same quarter of the prior year.

The credit segment’s results, as compared to the same quarter in prior year, were impacted by continued declines in the total portfolio balance and delinquency levels, resulting in lower interest earnings and reduced servicing costs during the current year period. Additionally, as a result of the financing transactions completed during the fourth quarter of fiscal 2011, which increased the Company’s cost of borrowing, interest expense increased as compared to the same period in the prior year. The key credit portfolio performance metrics of the credit segment for the quarter included:

  Net charge-offs for the first fiscal quarter of 2012 totaled $8.5 million, or 5.3% of the average balance outstanding, as compared to 5.1% for the same period in the prior fiscal year, but improved from the 5.9% experienced for the quarter ended January 31, 2011;
  A 150 basis point improvement in the 60+ day delinquency rate since January 31, 2011, to 7.1% at April 30, 2011. The 60+ day delinquency rate was 8.6% at April 30, 2010;
  A 60 basis point improvement in the percentage of the portfolio reaged to 17.9% at April 30, 2011, from 18.5% at January 31, 2011. The percentage of the portfolio reaged at April 30, 2010 was 19.1%; and
  The average monthly payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the fifth consecutive quarter, versus the same quarter in the prior year, to 6.38% for the quarter ended April 30, 2011, from 5.99% for the quarter ended April 30, 2010.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s Form 10-Q to be filed with the Securities and Exchange Commission.

The Company reported a net income of $4.0 million, or diluted earnings per share of $0.13, for the first quarter of fiscal 2012, compared to net income of $5.8 million, or diluted earnings per share of $0.26, for the first quarter of fiscal 2011. The reported results for the quarter ended April 30, 2011, include employee severance expenses of $0.8 million, or $0.02 per diluted share. Additionally, the increased interest expense incurred as a result of the refinancing transactions completed during the fourth quarter of fiscal 2011 reduced diluted earnings per share by approximately $0.04.

Capital and Liquidity

As of April 30, 2011, there was $226.0 million, excluding $1.9 million of letters of credit, outstanding under the Company’s $375 million asset-based loan facility. Using cash flow generated from operations, including the reduction in the credit portfolio balance, the Company reduced its outstanding revolving debt balance by $53.3 million during the quarter. As of April 30, 2011, the Company had $104.1 million of immediately available borrowing capacity, before considering the minimum availability covenant. “We intend to continue to reduce outstanding debt balances using cash flows from operations, with the ultimate goal of reducing our debt cost of capital,” commented Mike Poppe, the Company’s CFO.

Outlook

Theodore Wright, the Company’s Chairman and Interim Chief Executive Officer stated, “We are encouraged by the improvement in performance in both our retail and credit segments from the weakness in the third and fourth quarters of the prior fiscal year. Our credit segment continues to improve and we expect this segment to contribute more to our profitability in the current quarter than in the first quarter. However, our customers continue to be pressured by increasing gas and food prices and high levels of unemployment and, as a result, we have seen average selling prices for television and laundry decline. As such, we expect second quarter same store sales to decline mid to high single digits. But we expect to maintain retail gross margins of between 27% and 28%.”

The Company completed the closure of one store in Austin, Texas in April. Closure of five of the remaining stores scheduled to be closed should be completed in the current quarter.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, May 25, 2011, at 8:00 AM, CT, to discuss its financial results for the quarter ended April 30, 2011. The webcast will be available live at IR.Conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

Participation in Stephens Inc. Spring Investment Conference

Company management will be presenting at the Stephens Inc. Spring Investment Conference in New York this afternoon at 12:00 PM CT. The presentation will be webcast and can be accessed via the following link: http://www.wsw.com/webcast/stph16/Conn/.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, four in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 60% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  delinquency and loss trends in the receivables portfolio;
  changes in the Company’s collection practices and policies;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed April 1, 2011, with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc. CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except earnings per share)

	Three Months Ended April 30,
	2010	2011

Revenues
Product sales	$149,015	$144,279
Repair service agreement commissions, net	8,061	7,522
Service revenues	4,757	3,889
Total net sales	161,833	155,690
Finance charges and other	36,076	33,619

Total revenues	197,909	189,309

Cost and expenses
Cost of goods sold, including warehousing
and occupancy costs	114,216	109,710
Cost of parts sold, including warehousing
and occupancy costs	2,376	1,730
Selling, general and administrative expense	58,332	56,188
Provision for bad debts	7,634	7,521

Total cost and expenses	182,558	175,149

Operating income	15,351	14,160
Interest expense, net	5,783	7,556
Other expense, net	171	52
Income before income taxes	9,397	6,552
Provision for income taxes	3,604	2,559
Net income	$5,793	$3,993

Earnings per share
Basic	$0.26	$0.13
Diluted	$0.26	$0.13
Average common shares outstanding
Basic	22,475	31,768
Diluted	22,477	31,772

Note:	The Company revised its allocation of the amount of accrued interest recorded as a reduction of Finance charges and other due to customer credit account charge-offs. As a result of the revision, Finance charges and other, Repair service agreement commissions, net and Provision for bad debts were increased. The net effect was no change in Operating income or Income before income taxes as a result of the change.

Conn's, Inc. - Retail Segment CONDENSED FINANCIAL INFORMATION (unaudited) (in thousands)

	Three Months Ended April 30,
	2010	2011
Total revenues	$163,872	$157,295
Cost and expenses
Cost of goods and parts sold, including
warehousing and occupancy costs	116,592	111,440
Selling, general and administrative expense	41,785	40,845
Provision for bad debts	136	143
Total cost and expenses	158,513	152,428
Operating income	5,359	4,867
Other expense, net	171	52
Segment income before income taxes	$5,188	$4,815

Retail gross margin	28.1%	28.4%
Selling, general and administrative expense
as percent of revenues	25.5%	26.0%
Operating margin	3.3%	3.1%
Number of stores, end of period	76	75

Conn's, Inc. - Credit Segment CONDENSED FINANCIAL INFORMATION (unaudited) (in thousands)

	Three Months Ended April 30,
	2010	2011
Total revenues	$34,037	$32,014
Cost and expenses
Selling, general and administrative expense	16,547	15,343
Provision for bad debts	7,498	7,378
Total cost and expenses	24,045	22,721
Operating income	9,992	9,293
Interest expense, net	5,783	7,556
Segment income before income taxes	$4,209	$1,737

Selling, general and administrative expense
as a percent of revenues	48.6%	47.9%
Operating margin	29.4%	29.0%

Conn's, Inc. CONDENSED, CONSOLIDATED BALANCE SHEETS (in thousands)

	January 31,	April 30,
	2011	2011

Assets
Current assets
Cash and cash equivalents	$10,977	$8,621
Other accounts receivable, net	30,476	33,662
Customer accounts receivable, net	342,754	318,995
Inventories	82,354	85,122
Deferred income taxes	16,681	16,005
Prepaid expenses and other assets	10,418	5,693
Total current assets	493,660	468,098
Non-current deferred income tax asset	8,009	8,481
Long-term customer accounts receivable, net	289,965	266,962
Total property and equipment, net	46,890	44,281
Other assets, net	10,118	9,433
Total assets	$848,642	$797,255
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$167	$169
Accounts payable	57,740	52,683
Accrued compensation and related expenses	5,477	7,412
Accrued expenses	25,423	24,938
Other current liabilities	22,973	23,950
Total current liabilities	111,780	109,152
Long-term debt	373,569	320,504
Other long-term liabilities	5,248	5,014
Total stockholders' equity	358,045	362,585
Total liabilities and stockholders' equity	$848,642	$797,255

MANAGED PORTFOLIO STATISTICS
(dollars in thousands, except average outstanding balance per account)

	Year ended January 31,			Quarter ended April 30,
	2009	2010	2011	2010	2011

Total accounts	537,957	551,312	525,950	524,795	491,441
Total outstanding balance	$753,513	$736,041	$675,766	$700,492	$625,487
Average outstanding balance per account	$1,401	$1,335	$1,285	$1,335	$1,273
Balance 60+ days delinquent	$55,141	$73,391	$58,042	$59,932	$44,453
Percent 60+ days delinquent	7.3%	10.0%	8.6%	8.6%	7.1%
Percent of portfolio reaged	18.7%	19.6%	18.5%	19.1%	17.9%
Net charge-off ratio (YTD annualized)	3.3%	4.1%	5.6%	5.1%	5.3%

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Mike Poppe, (409) 832-1696 Ext. 3294